UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2009

POWERSECURE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction	(Commission File Number)	(I.R.S Employer
of incorporation)		Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (919) 556-3056
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 6, 2009, the Board of Directors (the “Board”) of PowerSecure International, Inc., a Delaware corporation (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (“Corporate Governance Committee”), authorized and approved a new form of Indemnification Agreement between the Company and each of its directors and executive officers, which replaces and supersedes the prior form of Indemnification Agreement.
     As permitted by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Amended and Restated By-Laws provide that the Company shall indemnify its directors, officers, employees and agents to the extent permitted by the DGCL. These Indemnification Agreements require the Company to indemnify its directors and executive officers against certain liabilities that may arise against them by reason of their status or service as officers or directors of the Company, to the fullest extent permitted by Delaware law, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also maintains insurance policies covering its officers and directors under which the insurer has agreed to pay the amount of any claim made against the officers or directors that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions and conditions, up to policy limits. The Company believes these agreements and insurance policies are necessary to attract and retain qualified individuals to serve as directors and executive officers.
     The form of Indemnification Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description thereof is qualified in its entirety by reference to, and should be read in conjunction with, such exhibit.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On April 6, 2009, the Board, upon the recommendation of the Corporate Governance Committee, adopted and approved, effective immediately, the Amended and Restated By-Laws of the Company (the “Restated By-Laws”). The Restated By-Laws revise the procedures (the “Advance Notice Procedures”) for stockholders to propose business or to make nominations for the election of directors to be considered at an annual meeting of the stockholders. The Advance Notice Procedures, as revised, among other things:
•	change the requirement for stockholders to provide advance notice of stockholder proposals or nominations at an annual meeting to provide that such advance notice shall be delivered to the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, subject to certain conditions;

•	expand the required disclosure requirements for stockholders making proposals or nominations to include, among other things, all ownership interests, hedges, economic incentives and rights to vote any shares of any security of the Company;

•	require stockholders nominating directors to disclose the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal and any material relationships between the stockholder proponents and their affiliates, on the one hand, and the director nominees and their affiliates, on the other hand;

•	expand disclosures regarding proposed business to include a reasonably detailed description of all agreements, arrangements and understandings between proposing persons and other stockholders of the Company in connection with the proposed business; and

•	expand disclosures regarding proposed business to include a reasonably detailed description of all agreements, arrangements and understandings between proposing persons and other stockholders of the Company in connection with the proposed business.
     A copy of the Restated By-Laws is filed herewith as Exhibit 3.1 and incorporated herein by reference. The foregoing description of the Restated By-Laws is qualified in its entirety by reference to, and should be read in conjunction with, such exhibit.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
3.1	Amended and Restated By-Laws of PowerSecure International, Inc., effective April 6, 2009

10.1	Form of Indemnification Agreement, dated as of April 6, 2009, by and between PowerSecure International, Inc. and each of its directors and executive officers

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.
By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Vice President and Chief Financial Officer

Dated: April 6, 2009

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